NEWS RELEASE	RUBICON
MINERALS CORPORATION
TORONTO STOCK EXCHANGE SYMBOL: RMX	OTCBB SYMBOL: RUBIF	PR04-10	APRIL 7, 2004

RUBICON DISCOVERS NEW GOLD ZONE AT PHOENIX ZONE,
 McFINLEY PROJECT, RED LAKE, ONTARIO
- Drilling confirms main PZ-1 zone 150 metres long and open for follow up - additional drilling planned -

David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.TSX) is pleased to announce results of an additional nine holes from recently completed drilling at the newly discovered Phoenix Zone located in a previously unexplored northern part of its four kilometre long McFinley Project.

Results from the new holes, along with those reported to date, are presented in Table 1, below. A plan map, true vertical section and three cross sections of the Phoenix Zone are available on the Company's Website at www.rubiconminerals.com. Highlights include:

  A new, parallel zone (PZ-2) has been intersected which contains 14.0 g/t gold over 2.1 metres (MF04-89) and, 6.6 g/t gold over 2.0 metres (MF04-82) - see sections.

  Current drilling at an approximate spacing of 30 metres x 25 metres has identified continuous gold mineralization over a strike length of 150 metres (PZ-1 zone, see sections) which is open for follow up drilling to the north and south. New intercepts in this zone include 11.1 g/t gold over 2.3 metres in (MF04-89) and 6.7 g/t gold over 1.2 metres (MF04-82). Previously reported intercepts include 15.0 g/t gold over 2.8 metres (MF-04-61), 15.5 g/t gold over 4.8 metres (MF04-62) and 8.9 g/t gold over 3.3 metres (MF04-74) - see Table 1.

  Other intercepts, of 4.1 g/t gold over 3.0 metres (including 13.7 g/t gold over 0.6 metres: MF04-79) and the previously reported 100.0 g/t gold over 0.4 metres (MF04-79) are indicative of the widespread nature of gold mineralization demonstrating the potential for discovery of additional zones.

  Mineralization is hosted within extensively altered and veined sections, up to 40 metres thick, developed within strongly biotite-altered mafic volcanics close to the contact with the regionally extensive East Bay Ultramafic. Gold occurs within complex quartz-carbonate veins and as replacement zones within host rocks. Mineralization includes local visible gold (observed in seven holes), and variable arsenopyrite, pyrrhotite, pyrite, sphalerite, chalcopyrite and galena. Gold-bearing zones have variable dips to the west and plunge gently to the southwest.

  The setting and style of mineralization is considered to be analogous to that described from the major producing gold deposits in the Red Lake camp.

"We are encouraged to have documented both the continuity of zones and the discovery of new zones, all of which are open for follow up. We have explored only a small part of this system to date at depths generally less than 100 metres below surface. Given the size and scale of the gold system observed to date, there is good potential to both expand existing zones and discover new gold zones both laterally and at depth. We will be formulating a second phase diamond drill program to commence after ice break up in May 2004," stated David Adamson.

RUBICON MINERALS CORPORATION

David W. Adamson
________________________________
President & CEO

For more information, contact Bill Cavalluzzo, VP Investor Relations Toll free: 1.866.365.4706 E-mail: bcavalluzzo@rogers.com
Rubicon Minerals Corporation Suite 888-1100 Melville Street, Vancouver BC CANADA V6E 4A6
The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.	Page 1 of 2

The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from targeted results. Mineral resources which are not mineral reserves do not have demonstrated economic viability. The Company relies upon litigation protection for forward looking statements.

TORONTO STOCK EXCHANGE SYMBOL: RMX	OTCBB SYMBOL: RUBIF	PR04-10	APRIL 7, 2004

TABLE 1: COMPLETE PHOENIX ZONE RESULTS

Hole No.	From (m)	To (m)	Core length (m)	Au (g/t)	Zone
MF04-60	NSV				-
MF04-61	45.10	52.30	7.20	6.76	PZ-1
Incl.	45.10	47.90	2.80	14.99	PZ-1
Incl.	45.80	46.80	1.00	28.61	PZ-1
MF04-62	55.10	59.90	4.80	15.46	PZ-1
Incl.	58.00	59.90	1.90	33.31	PZ-1
MF04-66	75.40	75.80	0.40	2.00	-
MF04-67	74.40	76.90	2.50	2.41	-
MF04-68	55.40	62.10	6.70	2.71	PZ-1
Incl.	55.40	58.50	3.10	4.51	PZ-1
Incl.	58.05	58.50	0.45	8.81	PZ-1
MF04-70	52.40	52.80	0.40	2.45	-
MF04-73	50.38	61.00	10.62	3.02	PZ-1
Incl.	52.17	55.20	3.03	5.37	PZ-1
Incl.	54.20	55.20	1.00	11.80	PZ-1
Incl.	57.68	61.00	3.32	4.04	PZ-1
MF04-74	59.72	72.10	12.07	2.76	PZ-1
Incl.	68.85	72.10	3.25	8.87	PZ-1
Incl.	69.34	70.00	0.66	20.30	PZ-1
MF04-76	91.75	109.15	17.40	1.96	PZ-1
Incl.	91.75	94.98	3.23	3.93	PZ-1
And	102.50	109.15	6.65	2.73	PZ-1
Incl.	108.15	109.15	1.00	10.40	PZ-1
MF04-78	17.78	19.30	1.52	1.42	PZ-3
And	109.00	113.98	4.98	1.12	-
And	126.30	127.63	1.33	2.83	PZ-1
MF04-79*	19.50	21.85	2.35	2.24	PZ-3
And	60.40	63.41	3.01	4.08	-
Incl.	60.40	60.97	0.57	13.65	-
And	79.74	80.37	0.63	4.96	-
And	136.46	136.86	0.40	100.00	-
MF04-81*	78.20	79.00	0.80	2.43	-
And	85.00	85.80	0.80	2.02	-
MF04-82*	64.60	65.80	1.20	6.74	PZ-1
And	85.00	87.00	2.00	6.57	PZ-2
MF04-83*	23.40	24.00	0.60	5.47	-
And	144.00	163.00	19.00	0.51	PZ-1
Incl.	146.10	146.95	0.85	4.34	PZ-1
MF04-84*	10.45	12.45	2.00	1.34	PZ-3
And	147.30	147.80	0.50	1.48	PZ-1
MF04-85*	93.10	96.75	3.65	1.02	-
Incl.	96.45	96.75	0.30	7.84	-
And	169.72	178.40	8.68	0.68	PZ-1
Incl.	170.25	175.10	4.85	0.94	PZ-1
Incl.	170.25	170.75	0.50	3.32	PZ-1
MF04-86*	40.80	41.30	0.50	3.55	PZ-1
And	66.80	67.10	0.30	3.17	-
MF04-87*	64.25	65.50	1.25	6.28	PZ-1
MF04-88*	210.85	214.00	3.15	1.83	PZ-1
MF04-89*	48.46	50.75	2.29	11.06	PZ-1
Incl.	48.46	48.80	0.34	32.00	PZ-1
And	69.85	71.90	2.05	13.95	PZ-2

Assaying was conducted on sawn NQ2-sized half core sections by ALS Chemex Labs using the metallic screen fire assay procedure. Standards and blanks are included in each sample batch. Asterix denotes newly released results. Work is supervised by Ian Cunningham-Dunlop P.Eng., the project Qualified Person under the definition of NI 43-101. True thicknesses are estimated to be approximately 75% of core length.

Rubicon Minerals Corporation	Page 2 of 2